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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of J. Alexander's Corporation for the registration of 1,086,267 shares of its common stock issuable upon the exercise of 5,431,335 rights to purchase shares of common stock and to the incorporation by reference therein of our report dated March 22, 1999, with respect to the consolidated financial statements and schedule of
J. Alexander's Corporation included in its Annual Report (Form 10-K) for the year ended January 3, 1999, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP



Nashville, Tennessee
March 22, 1999